Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-84258, 33-89282, 33-88196, 333-07255, 333-27525, 333-30324, 333-30478, 333-52668, 333-67734, 333-67740, 333-109162, 333-118312, 333-126191, 333-135949, 333-143990, 333-151762, 333-157504, 333-160350 and 333-171468) and Form S-3 (File Nos. 333-155754 and 333-168509) of Chesapeake Energy Corporation of all references to our firm and information from our reserves report dated February 11, 2011, entitled “Estimate of Reserves and Future Revenue to the Chesapeake Energy Corporation Interest in Certain Oil and Gas Properties located in the United States as of December 31, 2010”, included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended December 31, 2010 to be filed with the Securities and Exchange Commission on or about March 1, 2011, and our summary report attached as Exhibit 99.1 to such Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

February 28, 2011